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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                           EAGLE-PICHER HOLDINGS, INC.

               It is hereby certified that Eagle-Picher Holdings, Inc. (the "Corporation"), existing pursuant to the provisions of the Delaware General Corporation Law, as from the time amended (the "Act"), hereby is amending its Certificate of Incorporation, as amended, by amending and restating the original Certificate of Incorporation in its entirety, and further certifies as follows:

               The original Certificate of Incorporation was filed on December 5, 1997 under the name of E-P Holdings, Inc., and was subsequently amended by an amendment filed on February 6, 1998. The exact text of the entire Certificate of Incorporation, as amended and restated (the "Certificate"), is set forth in its entirety below:

               1. Name. The name of the Corporation is Eagle-Picher Holdings,
Inc.

               2. Address. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

               3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

               4. Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is (i) 1,000,000 shares of common stock having a par value of $0.01 per share (the "Common Stock"), of which 625,001 of such shares shall be Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and 374,999 of such shares shall be Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") and (ii) 50,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), which Preferred Stock the Board of Directors of the Corporation is hereby expressly authorized to issue from time to time in one or more series, each series having such voting powers, dividends, designations, preferences and other rights, qualifications, limitations and restrictions as designated by the Board of Directors from time to time. The holders of shares of Class A Common Stock shall be entitled to one vote per share on all matters which may be submitted to the holders of common stock of the Corporation. Each share of Class B Common Stock shall be identical to each share of Class A Common Stock except that the holders of shares of Class B Common Stock shall have no voting rights, other than any voting rights provided by law.

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               5. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

               6. Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

               7. Any director or the entire board of directors of the Corporation may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors, whether or not the board of directors is classified as provided in Section 141(d) of the Delaware General Corporation Law.

               8. To the fullest extent permitted by the Act as currently in effect or as the same may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment, modification or repeal of this Article 9 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

               9. The Corporation expressly elects not to be governed by Section 203 of the Act.

               10. The Corporation reserves the right to amend, alter, restate, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

               This Certificate has been duly adopted in accordance with the provisions of Section 242 and 245 of the Act.


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               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed pursuant to Section 103(a)(2) of the Act by the undersigned duly authorized officer of the Corporation on this 23rd day of February, 1998.

                                                EAGLE-PICHER HOLDINGS, INC

                                                By: /s/ Joel P. Wyler
                                                   ___________________________
                                                   Name: Joel P. Wyler
                                                   Title: Chairman and President

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